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                                                                 EXHIBIT 11

                Statement re computation of per share earnings

                          VESTA INSURANCE GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE


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                                                                                   Year Ended December 31,
                                                                             -----------------------------------
                                                                               1999         1998         1997
                                                                             ---------  -------------  ---------
                                                                               (In thousands except per share
                                                                                            data)
BASIC EARNINGS PER SHARE:
   Weighted average common shares outstanding..............................     18,699        18,549      18,600
   Income available to common shareholders.................................    $32,440     $(141,184)    $36,860
   Basic earnings per share................................................    $  1.73     $   (7.61)    $  1.98
DILUTED EARNINGS PER SHARE:
   Weighted average common shares outstanding..............................     18,699        18,549      18,600
   Conversion of preferred stock...........................................      1,503
   Net effect of the assumed exercise of stock options and
       nonvested restricted stock--based on the treasury stock
       method using average market price for the year......................         --            --         453
                                                                               -------     ---------     -------
   Total weighted average common shares and common stock
       equivalents outstanding.............................................     20,202        18,549      19,053
   Net income available to common stockholders.............................    $33,003     $(141,184)    $36,860
   Diluted earnings per share..............................................    $  1.63     $   (7.61)    $  1.93
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